UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D. C. 20549

                                  SCHEDULE 14A

           PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

Filed by the Registrant   X    Filed by a party other than the Registrant
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Check the appropriate box:

  X     Preliminary Proxy Statement
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        CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY
-----   (AS PERMITTED BY RULE 14A-6(E)(2)

        Definitive Proxy Statement
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        Definitive Additional Materials
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        Soliciting Material Pursuant to ss.240.14a-12
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                             CAN-CAL RESOURCES LTD.
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                (Name of Registrant as Specified In Its Charter)

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    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

  X     No fee required.
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        Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
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        1)  Title of each class of securities to which transaction applies:

        2)  Aggregate number of securities to which transaction applies:

        3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        4)  Proposed maximum aggregate value of transaction:

        5) Total fee paid:

                           PRELIMINARY PROXY MATERIAL
                             CAN-CAL RESOURCES LTD.
                            -------------------------
                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                            -------------------------
                                 AUGUST 6, 2003
                                                                   July 11, 2003

     We are pleased to give you notice of our Annual Meeting of Shareholders:

               Date:         Wednesday, August 6, 2003

               Time:         10:00 AM PDT

               Place:        [NEED MEETING LOCATION]

                             Las Vegas, Nevada

               Purposes:     - Elect five directors;
                             - Amend the articles of incorporation to increase
                               authorized common stock to 100,000,000 shares;
                             - Approve a qualified incentive stock option plan;
                             - Approve a non-qualified stock option plan;
                             - Ratify the appointment of the independent
                               auditors; and
                             - Transact any other business that may properly
                               come before the meeting.

               Record Date:  July 3, 2003


         YOUR VOTE IS IMPORTANT. Whether or not you plan to attend the meeting, please complete, sign and date the enclosed proxy card and return it promptly in the enclosed envelope. We appreciate your cooperation.


                                            By Order of the Board of Directors



                                            Anthony F. Ciali,
                                            President and CEO


                                            INFORMATION ABOUT ATTENDING

     Only shareholders of record on July 3, 2003 may vote at the meeting. Only shareholders of record, and beneficial owners, on the record date, may attend the meeting. You may attend the meeting even if you send in your proxy. See "Granting Your Proxy" in the proxy statement accompanying this notice.

     If you plan to attend the meeting, please bring personal identification and proof of ownership if your shares are held in "street name" (i.e., your shares are held of record by brokers, banks or other institutions). Proof of ownership means a letter or statement from your broker showing your ownership of Can-Cal Resources Ltd. shares on the record date.

                             CAN-CAL RESOURCES LTD.
                              8221 CRETAN BLUE LANE
                             LAS VEGAS, NEVADA 89128
                       TEL. 702.243.1849 FAX 702.243.1869

              PROXY STATEMENT FOR ANNUAL MEETING ON AUGUST 6, 2003

     The 2002 Annual Report, including audited financial statements for the fiscal year ended December 31, 2002, is mailed to shareholders together with these proxy materials on or about July 11, 2003. The proxy materials consist of this proxy statement and notice of annual meeting and the 2002 Annual Report.

     This proxy statement is provided in connection with a solicitation of proxies by the Board of Directors of Can-Cal Resources Ltd. ("Can-Cal") for the annual meeting of shareholders (the "Meeting") on August 6, 2003 and at any adjournments of the Meeting.

WHO CAN VOTE

     If you hold any shares of common stock on the record date (July 3, 2003), then you will be entitled to vote at the Meeting. If you hold stock in your own name, you may vote directly. If you own stock beneficially but in the record name (street name) of an institution, you may instruct the record holder how to vote when the record holder contacts you about voting and gives you the proxy materials.

     Common Stock Outstanding on the Record Date:  ___________ Shares

QUORUM AND VOTING RIGHTS

     You are entitled to one vote for each share of Can-Cal common stock you hold. A quorum for the Meeting will exist if a majority of the voting power of the shareholders is present at the Meeting, in person or represented by properly executed proxy delivered to us prior to the Meeting. Shares of common stock present at the Meeting that abstain from voting, or that are the subject of broker non-votes, will be counted as present for determining a quorum. A broker non-vote occurs when a nominee holding stock in street name or otherwise for a beneficial owner does not vote on a particular matter because the nominee does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner.

     We will be voting on five matters:

     First, to elect five directors. Nevada law provides that for the election of directors, a nominee will be elected if he receives a "plurality" of the votes cast. Nominees in number equal to the seats to be filled, who receive a plurality of votes cast, are elected. If there were more nominees than seats to be filled, those nominees receiving the most votes in favor would be elected. Cumulative voting for directors is not allowed under the company's articles of incorporation (cumulative voting allows shareholders to multiply their shares times the number of candidates for election, and cast that number of votes all for or against one candidate, or distribute that number of votes in any other manner desired). If you abstain from voting, your shares will not be counted for or against any director.

     Second, to amend the articles of incorporation to increase the amount of common stock to 100,000,000 shares. Approval by the holders of a majority of the outstanding stock is required to amend the articles of incorporation.

     Third, to approve the qualified incentive stock option plan. The plan will be approved if the number of votes cast in favor exceeds the number of votes cast in opposition.

     Fourth, to approve the non-qualified stock option plan. The non-qualified plan will be approved if the number of votes cast in favor exceeds the number of votes cast in opposition.

     Fifth, to approve the Board of Directors' selection of L. L. Bradford & Company, LLC to audit Can- Cal's financial statements for the year ending December 31, 2003. This matter will be approved if the votes cast in favor exceed the votes cast in opposition.

     Any other matter which properly comes before the Meeting would be approved if the number of votes cast in favor exceeds the number of votes cast in opposition, unless Nevada law requires a different approval ratio.

     Can-Cal's Corporate Secretary, John Brian Wolfe, will serve as the inspector of election.

     Abstentions and broker non-votes will be counted as votes against any matter voted on at the Meeting.

HOW YOUR PROXY WILL BE VOTED;  RECOMMENDATION OF THE BOARD

     The Board of Directors is soliciting a proxy in the enclosed form to provide you with the opportunity to vote on all matters scheduled to come before the Meeting, whether or not you attend in person.

     The Board of Directors recommends you vote in favor of the director nominees, in favor of amending the articles of incorporation to increase authorized common stock, in favor of adopting the qualified incentive stock option plan, in favor of adopting the non-qualified stock option plan and in favor of the Board of Directors' selection of audit firm for the current fiscal year. In order for your vote to be counted at the meeting, you must complete and return the form of proxy included with this proxy statement, or attend the meeting and vote in person.

GRANTING YOUR PROXY

     If you properly execute and return a proxy in the form attached, your shares will be voted as you specify. If you sign and return the proxy but don't specify how you want your shares voted, your shares will be voted in accordance with the recommendations of the Board of Directors.

     We expect no matters to be presented for action at the Meeting other than the items described in this proxy statement. Please note that in accordance with SEC rule 14a-4(c) the enclosed proxy will confer discretionary authority with respect to any other matter that may properly come before the Meeting, including any matter of which we did not have notice within a reasonable period of time before the mailing for the Meeting. The persons named as proxies intend to vote in accordance with their judgment on any matters that may properly come before the meeting.

REVOKING YOUR PROXY

     If you submit a proxy, you may revoke it later or submit a revised proxy at any time before it is voted. You also may attend the Meeting in person and vote by ballot, which would cancel any proxy you previously submitted.

PROXY SOLICITATION

     We will pay all expenses of soliciting proxies for the Meeting. In addition to solicitations by mail, arrangements have been made for brokers and nominees to send proxy materials to their principals; we will reimburse them for their reasonable expenses. We have not hired a solicitation firm for the Meeting. Our employees and directors will solicit proxies by telephone or e-mail directly with shareholders, or in person, if necessary; these people will not be paid for these services.

REQUIREMENT AND DEADLINES FOR SHAREHOLDERS TO SUBMIT PROXY PROPOSALS

     Generally, we will hold the annual meeting on the first Wednesday of each August (August 4 in 2004). Under SEC rules, if a shareholder wants us to include his or her proposal in our proxy statement and form of proxy for presentation at the 2004 Annual Meeting of Shareholders, the proposal must be received by us in writing at least 150 calendar days in advance of the meeting date (which would be 120 days in advance of the mailing date), at 8221 Cretan Blue Lane, Las Vegas, Nevada 89128, Attention: John Brian Wolfe, Secretary.

     For a special meeting, the proposal must be received a reasonable time before the company begins to print and mail its proxy materials.

     If we do not receive notice by the appropriate time, or if we meet other requirements of the SEC rules which allow the company to exclude the proposal, a vote on the proposal will not be included in the company's proxy statement, and will not be considered for a vote at that meeting.

     A notice of a proposed item of business must include:

     o a brief description of the substance of the proposal, and the reasons for conducting, such business at the annual meeting;
     o  the shareholder's name and address;
     o the number of shares of common stock held by the shareholder (with supporting documentation where appropriate); and
     o  any material interest of the shareholder in such business.

CORPORATE GOVERNANCE AND AUDIT COMMITTEE REPORT

     MEETINGS OF THE BOARD. The Board of Directors has primary responsibility for directing the management of the company's business affairs. The Board consists of five members; there were five directors in 2002. The Board had one formal meeting in 2002, and conferred informally on several occasions and also approved various matters by consent minutes without conducting formal meetings.

     AUDIT COMMITTEE. The Board of Directors has not established an audit committee. However, the Board of Directors, as a group, carries out the responsibilities which an audit committee would have. In this respect the Board of Directors has the responsibility of reviewing our financial statements, exercising general oversight of the integrity and reliability of our accounting and financial reporting practices, and monitoring the effectiveness of our internal control systems. The Board of Directors also recommends selection of the auditing firm and exercises general oversight of the activities of our independent auditors, principal financial and accounting officers and employees and related matters.

     The Board of Directors has reviewed our financial statements for fiscal 2002 and discussed them with management. The Board of Directors also discussed with the independent audit firm the various matters required to be so discussed in SAS 63 (Codification of Statements on Auditing Standards, AU 380). The Board of Directors received the written disclosure and the letter from the independent audit firm as required by Independence Standards Board Standard No. 1 (Independence Standards Board Standard No. 1, Independence Discussions with Audit Committee). The Board of Directors is satisfied with the audit firm's independence. Based on the foregoing, the Board of Directors recommended that the audited financial statements be included in our Annual Report on Form 10-KSB which was filed with the Securities and Exchange Commission in March 2003.

     COMPENSATION COMMITTEE. The Board of Directors has not established a compensation committee.

 PROPOSAL 1:   ELECTION OF DIRECTORS

     The bylaws provide for five directors. Each director serves a one year term after election by shareholders, or until his successor is elected to the Board. Directors who are elected by the incumbent Board of Directors (such as Mr. Ciali, who was appointed March 24, 2003 to replace Ted Smith, a director who resigned so that Mr. Ciali could be appointed) serve until re-election at the next meeting of shareholders or until their successors are elected. There are no arrangements or agreements among shareholders for the election of any director.

INFORMATION ABOUT THE NOMINEES

     Information about the director nominees follows:

     RONALD D. SLOAN. Mr. Sloan served as President, Treasurer and CEO from May 2, 1996 until his resignation as President on March 24, 2003 and as CEO on April 25, 2003. He is Chairman of the Board of Directors and Treasurer of the company. During the past twenty five years Mr. Sloan has been an entrepreneur as an owner and operator of several companies including: Atlas Insurance Adjusters Ltd, partner/president from 1977 to 1978; United Auto Parts, senior manager, parts sales and distribution, approximate staff of 100 from 1979 to 1984; Save-On Auto Parts Ltd., shareholder, president, secretary, parts sales and distribution, approximate staff of 40 from 1985 to 1989; Knight Auto Recyclers Ltd., owner/president, parts sales and distribution from 1990 to 1995; Scotmar Industries Ltd., D.B.A. Truck City Inc., senior management, parts sales and distribution from 1990-1995. Mr. Sloan spends his full time on the company's business and assists Mr. Ciali in operations. Mr. Sloan has no professional or technical credentials in the metals mining industry.

     ANTHONY F. CIALI. Mr. Ciali is a senior mining executive with over twenty-two years of international mining industry experience. Mr. Ciali was appointed President and a director of the company on March 24, 2003 and Chief Executive Officer on April 25, 2003. Prior to joining the company, Mr. Ciali was, from July 1999 to December 2002, EVP-COO and CFO of ACS Advanced Computer Systems, Inc., a computer related company. From July 1997 to September 1999, he was a mining industry consultant. Mr. Ciali was President and CEO, and a director of Monarch Resources Limited, an international gold mining company listed on The Toronto Stock Exchange, with exploration and mining operations in Venezuela and Mexico and approximately 700 employees, from May 1991 to June 1997. From 1977 to 1990, Mr. Ciali was Vice President Finance and Administration of Gold Fields Mining Corporation ("Gold Fields"), an international gold mining company and a wholly owned subsidiary of Consolidated Gold Fields PLC. Gold Fields had annual gold production of approximately 400,000 ounces from gold mines based in the western United States, and an annual exploration budget of approximately $20 million for exploration projects in North and South America. Gold Fields employed over 700 people. From 1976 to 1977, Mr. Ciali was Assistant Controller of Azcon Corporation, an affiliate of Gold Fields, which was involved in steel distribution and manufacturing. From 1972 to 1976, he was employed as an auditor with Price Waterhouse, in New York, New York, where he obtained a CPA license (no longer active). Mr. Ciali has a BSc. degree in Mechanical Engineering and a Masters degree in Business Administration.

     JOHN BRIAN WOLFE. Since 1984, Mr. Wolfe has owned Wolfe & Associates Appraisal Services, which appraises damages sustained by vehicles, recreation vehicles, motorcycles and equipment for insurance companies throughout North America. From 1980 to 1984 he appraised damages to automobiles for ICBC (Insurance Corporation of British Colombia). Mr. Wolfe also managed McLaughlin Motors and Brasso Lincoln, both automotive companies where he was in charge of their full operation and payroll from 1977 to 1980. Mr. Wolfe has no direct metal mining experience, or any professional or technical credentials in the metals mining industry, however, he has experience in management affairs. Mr. Wolfe spends approximately 3 hours per month on the company's business.

     BARRY E. AMIES. Mr. Amies has extensive experience in financing, insurance and exploration. He started Baron Insurance Agencies Ltd. in 1968 and built it from a one-man operation to 45 employees, when he sold the company in 1994. He also started Baron Financial, which was added to the insurance business to incorporate financial investments. After the sale of Baron Insurance Agencies Ltd. in 1994, Mr. Amies was retained as the General manager of the company until 1998. From 1998 to present Mr. Amies worked at the capacity of president/owner of Landing Insurance Agency. Since 1980, Mr. Amies has been President of Zalmac Mines, Ltd., which has exploration properties in Canada prospective for gold, silver, molybdenum, and other metals. Mr. Amies has no professional or technical credentials in the metals mining industry. Mr. Amies spends approximately 10 hours per month on the company's business.

     JAMES DACYSZYN. Mr. Dacyszyn is a Canadian citizen who is semi-retired. He owns and operates several concrete transit mix plants and gravel operations in central Alberta, Canada. He has no precious metal mining experience, or any professional credentials in the metals mining industry, but he does have extensive experience in Materials Engineering and holds a bachelor's degree in Civil Engineering. From 1954 to 1971 he managed a laboratory which tested gravels, asphalts, paints and coordinating quality control tests on earthwork. Mr. Dacyszyn also drilled and evaluated more than 500 gravel deposits in the Province of Alberta and has vast knowledge in crushing rock. From 1982 to 1995 he managed several concrete mixing plants and gravel operations, also producing aggregates as owner/operator. The companies are now being managed by his son, a professional engineer, and Mr. Dacyszyn is retained in a consulting capacity. Mr. Dacyszyn spends approximately 8 hours per month on the company's business.

     DIRECTOR COMPENSATION

     The directors do not have any stock options or similar plans, annuities, pension, retirement incentive, deferred compensation or any arrangements whereby they have been paid or may receive compensation.


     STOCK OPTION PLANS

     THE CAN-CAL 2003 QUALIFIED INCENTIVE STOCK OPTION PLAN. The 2003 Qualified Incentive Stock Option Plan was established by the Board of Directors in June 2003; the Board of Directors seeks shareholder approval of this plan (see Proposal 3). A total of 1,500,000 shares of common stock are reserved for issuance under this plan, which will be used to compensate senior executives and mid-level employees in the future. If approved by the shareholders, holders of options to be granted will qualify under section 422 of the Internal Revenue Code for certain tax advantages not available to holders of non-qualified options.

     THE CAN-CAL 2003 NON-QUALIFIED STOCK OPTION PLAN FOR SENIOR EXECUTIVES, OUTSIDE DIRECTORS, AND CONSULTANTS. The 2003 Non-Qualified Option Plan was established by the Board of Directors in June 2003; the Board of Directors seeks shareholder approval of this plan, in addition to the Can-Cal 2003 Qualified Incentive Stock Option Plan (see Proposal 4). A total of 1,500,000 shares of common stock are reserved for issuance under this plan, of which 300,000 shares are covered by an option granted to Anthony F. Ciali when he was appointed an officer of the company in March 2003 (see "Executive Compensation"), and 100,000 shares are covered by an option granted to Luis Vega when he signed a consulting agreement with the company in April 2003 (see "Agreement with Consultant").

COMPENSATION OF DIRECTORS

     Each of our present directors who is also an employee receives no additional compensation for acting as a director or attending meetings of directors. In the past, the company has not compensated outside (non- employee) directors for service but has reimbursed them for travel costs to attend Board meetings. In the future, if the Can-Cal 2003 Non-Qualified Stock Option Plan is approved at the Meeting, the Board of Directors may issue non-qualified options to non-executive directors. The terms of such options to be granted have not yet been established (see Proposal 4).

SECTION 16(A) REPORTING

     Based upon a review of Forms 3 and 4 furnished to us under SEC rule 16a-3(a), and written representations referred to in Item 405(b)(2)(i) of the SEC's Regulation S-K, no directors, officers, beneficial owners of more than ten percent of our common stock, or any other person subject to Section 16 of the Exchange Act has failed to file on a timely basis, the reports required by
Section 16(a) of the Exchange Act.

EXECUTIVE COMPENSATION

     The following table shows selected information about the compensation paid or accrued by us to or for the account of the Chief Executive Officer (the only executive officer in 2002, 2001 and 2000) for services and bonuses rendered in all capacities in 2002, 2001, and 2000. The company does not have a long-term compensation plan.

                           SUMMARY COMPENSATION TABLE

                                       Annual Compensation
                             ----------------------------------    Shares Underlying
Name and Position             Year     Salary        Bonus          Options Granted
-----------------            ----------------------------------    ------------------

Ronald D. Sloan (CEO          2002     $ 60,000*     $   -            -0- shares
until April 25, 2003)         2001     $ 30,000*     $   -            -0- shares
                              2000     $    -0-      $   -            -0- shares

* Accrued (not paid) at the rate of $5,000 per month starting July 1, 2001.

     The company also pays for a condominium (rented) in Las Vegas, which is used as a personal residence for Mr. Sloan. This rental was $13,680 in 2002.

                              OPTION GRANTS IN 2002

     No options have been granted to any officer through December 31, 2002.


                    SHARES UNDERLYING OPTIONS AND THEIR VALUE

     No options were granted to any officer through December 31, 2002.

                        NUMBER OF SHARES                   VALUE OF UNEXERCISED
NAME                    UNDERLYING UNEXERCISED             IN-THE-MONEY
OF THE                  OPTIONS AT 12/31/02                OPTIONS AT 12/31/02
OFFICER                 EXERCISABLE/UNEXERCISABLE          EXERCISABLE/UNEXERCISABLE

Ronald D. Sloan                 -0-  /  -0-                  $   -0-   /  $ -0-


EMPLOYMENT AGREEMENT

     On March 24, 2003 the company signed a Management Consulting Agreement with Anthony F. Ciali, to employ Mr. Ciali as President for a fee of $7,500 per month, with upward adjustments annually on January 1 in the discretion of the Board of Directors (but not less than the preceding year's rate of inflation). The agreement has no duration, and will only end if either the company or Mr. Ciali terminate the agreement. The company issued an option to Mr. Ciali to purchase 300,000 shares at $0.14 per share (the average closing price for the five trading days preceding March 24, 2003); the option expires on March 23, 2006. This is a non- qualified option (see Proposal 4). Mr. Ciali was appointed Chief Executive Officer of the Company on April 25, 2003.

     After June 24, 2003, the terms of the agreement are subject to re-negotiation in good faith between the company and Mr. Ciali, to address such items as the amount of monthly cash compensation, benefits, and further stock options. If the agreement is terminated by the company other than for cause, or if Mr. Ciali terminates the agreement because he is paid less than the fee then in effect or there is a change in control of 25% or more of the combined voting power of the company, then Mr. Ciali will be entitled to 12 months severance pay at the monthly rate then in effect, payable monthly, and his stock options will remain exercisable for the balance of their term.

     The company does not have a written employment agreement with Ronald D. Sloan, Chairman of the Board of Directors.

AGREEMENT WITH CONSULTANT

     On April 21, 2003 the company signed a Management Consulting Agreement with Luis A. Vega; the agreement does not have a specific term, and will continue until termination by either party on 30 days written notice.

     Mr. Vega has been retained as Senior Consulting Geologist to the company. He has 30 years of international gold exploration experience with senior mining companies, including Utah International, Duval Corporation, and (most recently) Battle Mountain Gold, where he was Vice President - Manager, Latin American Exploration. His exploration experience has encompassed projects in the Western United States, Mexico, and Central and South America, including Bolivia (the Korri Kollo gold mine), Chile, Argentina, and the Dominican Republic, as well as project submittal evaluations for properties in Peru, Ecuador, Brazil, Uruguay and Venezuela. Mr. Vega holds a Bachelor of Science in Geology and a Masters of Science in Economic Geology.

     Under the agreement with the company, Mr. Vega is paid $500 per day of service (based on invoices showing service and time provided), payable in restricted shares of common stock of the company, calculated by dividing the amount owed by the average closing price of the company's stock for each day's service. He also is reimbursed travel and entertainment expenses (plus accountable out-of-pocket expenses). Through May 2003, the company has issued 18,283 restricted shares of stock to Mr. Vega to pay $4,438 of service.

     As additional compensation, the company has issued to Mr. Vega a non-qualified stock option to purchase 100,000 shares of common stock at $0.22 per share (the average closing price for the five trading days before April 21, 2003). This option will fully vest on April 21, 2004 (is not exercisable before that date) if the consulting agreement then still is in effect; this option expires April 21, 2006 unless sooner forfeited on termination of the consulting agreement.

     The consulting agreement provides for Mr. Vega to receive a finder's fee if the company acquires a mineral property presented to the company for consideration. The fee will be a 1% net smelter return ("NSR") royalty on any future sales of mineral products from the acquired property. The NSR royalty will be calculated as 1% multiplied by the reported sales from the property, less shipping and refining costs.

     SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND SENIOR MANAGEMENT.

     The following table sets forth certain information about beneficial ownership of our common stock as of June 6, 2003 by each officer and director, by any person or group who is known by us to own more than 5% of our common stock, and by the officers and directors as a group. The ownership information is based on the Forms 3 and 4 filed by our officers and directors with the Securities and Exchange Commission as required by Section 16(a) of the Securities and Exchange Act of 1934. Based on the Forms 3 and 4, the beneficial owners have sole voting and dispositive power with respect to their shares except as otherwise noted.

     In each instance, the number of shares shown as owned by the individual includes shares issuable on exercise of options which are or would be exercisable by August 5, 2003 (60 days from June 6, 2003), as required by the disclosure rules of the Securities and Exchange Commission. Similarly, the percentage for each person has been determined by dividing (x) the shares owned by the individual plus the shares the person has the right to acquire on exercise of options by August 5, 2003 by (y) the 12,035,640 shares of common stock outstanding as of June 6, 2003, plus for each person with options, the number of shares the person has the right to acquire on exercise of options by August 5, 2003. For information about the option held by one officer, see "Executive Compensation - Employment Agreement" above. The shares shown as owned by officers and directors as a group includes shares issuable on exercise of the option which now is exercisable, and the percentage of shares shown as owned by that group has been determined as if all of that option had been exercised.

                             NAME AND ADDRESS                     AMOUNT AND NATURE
TITLE OF CLASS               OF BENEFICIAL OWNER                 OF BENEFICIAL OWNER         PERCENT OF CLASS

Common stock,                Ronald D.  Sloan*                          785,431                   6.5%
par value $.001              4312-212 Street
                             Langley, B.C., Canada

Common Stock,                John Brian Wolfe*                          785,431                   6.5%
par value $.001              3157 Silver Throne Drive
                             Coquitlam, B.C., Canada

Common Stock,                Barry E.  Amies*                           153,535 (1)              1.3%
par value $.001              14198 Tamarack Drive
                             Vernon, B.C., Canada

Common Stock,                James Dacyszyn*                            665,500 (2)              5.5%
par value $.001              #64, 9703-41 Avenue
                             Edmonton, A.B., Canada

Common Stock,                Anthony F. Ciali*                          300,000 (3)              2.4%
par value, $.001             28 Lawrencia Drive
                             Lawrenceville, NJ 08648

Common Stock,                All Officers and Directors               2,689,897 (4)             21.8%
par value $.001              as a group

*    Director

(1) Shares are owned by Mr. Amies family partnership (Amies Holdings Ltd.). Shares shown as owned by Mr. Amies include 54% of the shares held by a family partnership owned by his wife and adult children; the balance of shares (46%) are owned beneficially by the adult children.

(2) 470,000 shares are owned directly by Mr. Dacyszyn and 195,500 shares are owned by a family company. Mr. Dacyszyn exercises investment and dispositive powers over 60,000 shares (31%) of those owned by the family company. The balance of shares in the family company are controlled by an adult son, who manages the family company and has a 25% pecuniary interest in these shares.

(3)  Shares covered by option held by Mr. Ciali

(4)  Assumes exercise of the option on 300,000 shares held by Mr. Ciali

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

LOANS BY OFFICERS

From time to time, Mr. Sloan has loaned money to the company for operating capital; repayments are made at the company's discretion. Interest is at 7.5%. Activity for these loans in 2001 and through December 31, 2002 is summarized:

                                           December 31,           December 31,
                                               2002                   2001
                                           -----------            ------------

     Principal balance, beginning          $   76,048             $   114,745

       Additional borrowings                   20,484                   89,253

       Principal repayments                    (32,226)              (127,950)
                                           -----------            -----------

     Principal balance, ending             $    64,306            $    76,048
                                           ===========            ===========

     Mr. Sloan loaned an additional $800 to the company on March 1, 2003 at 7.5% interest. Including the additional $800, as of June 6, 2003, the principal balance of Mr. Sloan's loans to the company was $58,501, net of repayments made in 2003 of $6,605.

     At December 31, 2002, the company owed Brian Wolfe, a director, $6,803 plus interest of $220, for a loan maturing on July 17, 2003, and $5,000 plus interest of $323.50 for a loan maturing on February 5, 2003, both bearing interest at 7.5%. The note due February 5, 2003 was rolled into a new note ($5,388), now due February 5, 2004.

     James Dacyszyn, a director, loaned the company $5,000 on February 12, 2002 (maturing February 12, 2003) and $5,000 on April 22, 2002 (maturing April 22,
2003), both bearing interest at 7.5%. The February note was rolled into a new note ($5,388), now due February 12, 2004. The April note was rolled into a new note ($5,388), now due April 22, 2004. On March 7, 2003, Mr. Dacyszyn loaned the company an additional $2,500, bearing interest at 7.5% and maturing March 7, 2004.

     Barry Amies, a director has loaned the company $3,000, bearing interest at 7.5% and maturing April 5, 2003. This note was rolled into a new note ($3,233), now due on April 5, 2004. On March 27, 2003, Mr. Amies loaned the company an additional $1,000, bearing interest at 7.5% and maturing March 27, 2004.

     The company owes Robin Schwarz, an unaffiliated shareholder, $17,984 at December 31, 2002 consisting of unsecured loans in various amounts made in 2001 and 2002, at various dates, and interest ranging from 13.24% to 27.99%, due on demand.

     All of these loans are unsecured.

PROPOSAL 2:  INCREASE AUTHORIZED COMMON STOCK

     The Board of Directors seeks shareholder approval to amend the company's articles of incorporation to increase the number of shares of common stock which the company is authorized to issue, from the current 15,000,000 shares, to 100,000,000 shares.

     The articles of incorporation now authorize the company to issue 15,000,000 shares of common stock and 1,000,000 shares of preferred stock. Shares of common stock, and preferred stock, may be issued by the Board of Directors for such consideration as it deems appropriate, without approval of the shareholders. The Board of Directors also has authority to establish the terms of any series of preferred stock, as to voting and dividend rights, conversion rights, liquidation preferences, and other matters, without approval of the shareholders. No series of preferred stock has been established to date.

     As of June 6, 2003 there are 12,035,640 shares of common stock issued and outstanding, but there are only 2,964,360 shares remaining in the treasury. To honor existing commitments (options, warrants and convertible debt), the company will have to issue at least 2,541,140 shares over the next 12 months. And, this estimate may have to be increased if Dutchess Private Equities Fund, L.P. converts its debenture to stock at a rate in excess of 120,000 shares every three months. Further, the outstanding balance of the debenture held by Dutchess will automatically convert to stock in June 2004. See below.

     These commitments and capital raising mechanisms are summarized below. We now estimate that the company will have only about 423,000 shares (or less) to use to raise new capital, taking into account current options, warrants, and convertible debt.

     The company needs additional authorized common stock:

     o To raise capital. The company has no cash reserves and no operating revenues. In the past, and for the future until such time as there are operating profits, the company has relied on and will continue to rely on the proceeds from sales of common stock to raise working capital and capital to acquire, explore, and (if warranted) develop mineral properties. Typically, we would sell common stock, possibly with stock purchase warrants attached. However, some investors may want to buy preferred stock. The attractiveness of preferred stock would be enhanced significantly if the preferred stock could be convertible into common stock. Presently, we have no plans or agreements to sell common or preferred stock to any one (except on conversion of debt and exercise of warrants, see below, and on exercise of warrants which previously were sold to investors), although we may sell stock to Dutchess Private Equities Fund under the equity investment agreement (see below).

          The company has an equity investment agreement with Dutchess Private Equities Fund, by which Dutchess could be required to buy up to $8,000,000 in shares of the company's common stock, at a discount to market prices. The company must, as a condition to the availability of this financing, have a registration statement in effect with the SEC to cover Dutchess Fund's resale of shares it may purchase. The company filed and the SEC declared a registration statement effective for this purpose in 2002 for the $8,000,000 agreement, but the registration statement presently is not effective with the SEC, and would have to be updated if the company determines to use this investment agreement. You should note that the company now cannot predict whether or when the registration statement will be declared effective, or if it is, whether the company will use the equity investment agreement with Dutchess to raise capital.

          If the registration statement is again made effective, the number of shares we would be able to sell to Dutchess will depend on market prices from time to time. It is possible that a substantial number of shares could be sold. For example, $2,000,000 at $0.25 per share would require 8,000,000 shares. The company will need additional authorized common stock to be in position to sell stock to Dutchess. Note that any such sales would be at the election of the company; Dutchess cannot force the company to sell any stock.

     o To honor stock options and warrants already issued. We issued a non-qualified option to Anthony F. Ciali to purchase 300,000 restricted shares (presently exercisable), and another non- qualified option to Luis A. Vega to purchase 100,000 restricted shares (exercisable beginning April 21, 2004), and in the course of raising capital from selling restricted securities in Canada from time to time, the company has issued warrants to purchase 1,611,140 shares. These warrants are exercisable at prices ranging from $0.20 to $0.25 and expire at various times from February 2004 to June 2005.

     o To meet obligations if debt is converted and an associated warrant is exercised. We borrowed $120,000 at 8% annual interest from Dutchess Private Equities Fund on June 14, 2002. This debenture is due June 14, 2004, and is convertible at any time by Dutchess Fund into restricted shares of common stock at the lower of $0.33 per share (the average of the closing bid prices for the 15 trading days before June 14, 2002), or 80% of the three lowest closing bid prices for the 15 trading days prior to conversion. For example, if Dutchess Fund were to convert the $129,600 principal and interest at June 14, 2003, at $0.10 per share (80% of the three lowest bid prices average for the 15 trading days prior to the hypothetical conversion), the company would issue 1,296,000 shares of restricted common stock to Dutchess Fund, subject to the '4.99% limit' described below. the outstanding balance of the debenture at June 14, 2004 will automatically convert to stock at the lower of the conversion prices.

          In connection with the loan transaction, the company also issued to Dutchess Fund a warrant to purchase (until June 14, 2005) 50,000 restricted shares of common stock at the lower of $0.36 (equal to 110% of the average closing bid price ($0.33) for the five trading days prior to June 14, 2002) or 110% of the average closing bid price ($0.20) for the five trading days from December 4, 2002 through December 10, 2002 (i.e., the five trading days before the 180th day after closing of the loan and issuance of the debenture and the warrant on June 14, 2002)).

          Under the terms of both the debenture and the warrant, the number of shares which the company is obligated to issue to Dutchess Fund at any point in time (on both debt conversion and warrant exercise) is limited to that number which equals not more than 4.99% of the company's total outstanding shares, including shares actually issued to Dutchess Fund. If this limit would be exceeded, issuance of more shares would be deferred until Dutchess Fund can receive the additional shares and remain at or under the 4.99% limit, i.e., until such time as Dutchess Fund has sold off some of the acquired shares or the company has issued more shares to others, or both.

     As of the date of this proxy statement, the company has not received notice of exercise of any warrants from any person. The company filed a registration statement with the SEC to cover Dutchess' resale of the conversion shares, but this registration statement is not now effective. Based on recent discussions and correspondence received from Dutchess, we expect Dutchess will begin converting the debenture to restricted stock and selling the stock into the market under the SEC's rule 144 over the next 12 months. Such conversions could exceed 120,000 shares every three months, or 480,000 shares in a 12 month period. Under the "1% limit of outstanding stock" limit of rule 144, the amount of stock Dutchess can sell will increase each time it converts part of the debenture. And, the balance of the debenture will automatically convert to "free trading" shares on the second anniversary of the debenture (with the total number of shares Dutchess can own at any one time being subject to the 4.99% limit (see above)). Therefore, it is possible, if not likely, that the company may have to issue substantially more than 480,000 shares to Dutchess on debenture conversions over the next 24 months.

     The current authority of the Board of Directors to issue shares of stock (both common and preferred) for consideration it deems appropriate, in the exercise of its fiduciary duties to existing shareholders, will not be changed if the proposed amendment to the articles of incorporation is approved by the shareholders. It is likely that existing shareholders' percentage ownership of the company will be diluted as stock is issued in the future, whether to raise money or honor existing commitments. We can't predict the number of shares of common stock we may sell in the future to raise capital.

PROPOSAL 3: APPROVAL OF THE CAN-CAL 2003 QUALIFIED INCENTIVE STOCK OPTION PLAN.

     The Board of Directors has adopted the Can-Cal 2003 Qualified Incentive Stock Option Plan. If approved by the shareholders, options issued under the plan will be qualified for the tax advantages available for option plans under section 422 of the Internal Revenue Code. No options have been issued under this plan to date.

     A total of 1,500,000 shares of common stock will be reserved under the plan. Options will be issued from time to time by the Board of Directors only to officers and other employees, at an exercise price equal to market price of the stock at issue date. Generally, options will have a maximum term of 10 years, vest at times determined by the Board of Directors, and be exercisable only while the grantee is employed by the company (and for 90 days thereafter if terminated other than for cause). If the grantee dies, the option would remain exercisable for 12 months thereafter.

     For federal income tax purposes, generally the exercise of a qualified option is not an income recognition event. Income recognition is deferred until sale of the stock, and is measured by the spread between exercise price and sales price. This exclusion is limited to $100,000 of option value per grantee per year. Other tax provisions (like alternative minimum tax rules) limit the tax benefits from qualified options.

     The Board of Directors recommends the shareholders approve adoption of the plan so that the company will have a compensation mechanism available to attract and retain qualified personnel. Qualified and non-qualified options may be issued to officers from time to time; to maximize the tax advantages to the grantees, qualified options up to the annual IRS $100,000 limit may be issued to an individual officer, and the remaining options issued to him as non-qualified options.

     The total number of options issued and outstanding at any time, under the Can-Cal 2003 Qualified Incentive Stock Option Plan and the Can-Cal 2003 Non-Qualified Stock Option Plan for Non-Executive Directors, will not exceed 10% of the company's issued and outstanding common stock, calculated on a pro forma basis.

PROPOSAL 4: APPROVAL OF THE CAN-CAL 2003 NON-QUALIFIED STOCK OPTION PLAN FOR SENIOR OFFICERS, NON-EXECUTIVE DIRECTORS, AND CONSULTANTS

     The Board of Directors has adopted the Can-Cal 2003 Non-Qualified Stock Option Plan for Senior Officers, Non-Executive Directors, and Consultants. A total of 1,500,000 shares of common stock will be reserved under the plan. Options will be issued from time to time by the Board of Directors only to senior officers and non-executive directors, and to consultants who provide services to the company which are directly related to operations in minerals exploration, development, and processing. Options will have an exercise price equal to market price of the stock at issue date. Generally, options will have a maximum term of 10 years, vest at times determined by the Board of Directors, and be exercisable for such periods of time following termination of employment or consulting (other than for cause) as determined by the Board of Directors.

     The option on 300,000 shares now held by Mr. Ciali, and the option on 100,000 shares now held by Mr. Vega, are covered by this plan.

     For federal income tax purposes, generally the exercise of a non-qualified option is an income recognition event, with the amount of income measured by the spread between exercise price and market value on the date of exercise.

     The Board of Directors recommends the shareholders approve adoption of the non-qualified plan so that the company will have a compensation mechanism available to attract and retain qualified persons in the future.

     The total number of options issued and outstanding at any time, under the Can-Cal 2003 Qualified Incentive Stock Option Plan and the Can-Cal 2003 Non-Qualified Stock Option Plan for Non-Executive Directors, will not exceed 10% of the company's issued and outstanding common stock, calculated on a pro forma basis.

PROPOSAL 5:  RATIFICATION OF THE APPOINTMENT OF INDEPENDENT AUDITORS

     The Board of Directors seeks shareholder ratification of the board's appointment of L. L. Bradford & Company, LLC ("Bradford"), Certified Public Accountants, to act as the auditors of our financial statements for fiscal 2003. The Board of Directors recommends that the company retain this auditing firm for the current year. Bradford audited the financial statements for 2002. The Board has not determined what action, if any, would be taken should the appointment of Bradford not be ratified at the Meeting. It is expected that a representative of Bradford will be available at the Meeting to respond to appropriate questions. The representative will have the opportunity to make a statement if he or she desires to do so.

     Effective June 14, 2002, the company's then current independent accountants, Murphy, Bennington & Company ("Murphy") (who audited the company's financial statements for the year ending December 31, 2001) declined to stand for re-appointment. Accordingly, the Board of Directors of the company approved the engagement of Bradford as its independent accountants for the year ending December 31, 2002 to replace Murphy effective June 25, 2002.

     The reports of Murphy on the company's financial statements for the past two fiscal years (2001 and 2000) did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principles.

     In connection with the audits of the company's financial statements for each of the two fiscal years ended December 31, 2001 and 2000, and in the subsequent interim period ended March 31, 2002, there were no disagreements with Murphy on any matters of accounting principles or practices, financial statement disclosure, or auditing scope and procedures which, if not resolved to the satisfaction of Murphy, would have caused Murphy to make reference to the matter in their reports. This change in audit firms was reported on Form 8-K filed June 26, 2002.

     In fiscal 2001, Murphy billed the company $21,325 for audit and review fees; $ -0- for audit related fees; $ -0- for financial information system design and implementation; and $ -0-for all other fees (tax planning and preparation).

                                ACCOUNTANT'S FEES

     Bradford billed the company fees in 2002 and through the first quarter of 2003:

      Audit and Review Fees:  $24,699 (2002 fiscal year audit;
                              first quarter 2003 review)

      Audit- related Fees:  $ -0-

      Financial Information Systems Design and Implementation Fees: $ -0-

      All Other Fees:  $1,563 (Tax Planning and Preparation)

     The Board of Directors deems the provision of services described under "All Other Fees" to be insignificant and does not adversely affect auditor independence and function.

                           COPIES OF OUR FORM 10-KSB/A

     Promptly upon receiving a request from any shareholder, without charge, we will send to the requester a copy of our Form 10-KSB/A, with exhibits, as filed with the Securities and Exchange Commission. Please address your request to Ronald D. Sloan at Can-Cal Resources Ltd., 8221 Cretan Blue Lane, Las Vegas, Nevada 89128, T 702.243.1849, F 720.243.1869.

     PROXY                    CAN-CAL RESOURCES LTD.                 PROXY

     The undersigned hereby appoints Anthony F. Ciali and Ronald D. Sloan, or either of them, with full power of substitution, as proxies to vote all of the shares of stock of the undersigned in Can-Cal Resources Ltd. at the Annual Meeting of Shareholders to be held on Wednesday, August 6, 2003 at 10:00 a.m., local time, or at any adjournments thereof, on the matters numbered below:

     THE PROXIES WILL VOTE: (1) AS YOU SPECIFY ON THIS CARD; (2) AS THE BOARD OF DIRECTORS RECOMMENDS WHERE YOU DO NOT SPECIFY YOUR VOTE ON A MATTER LISTED ON THIS CARD, AND (3) AS THE PROXIES DECIDE ON ANY OTHER MATTER. PLEASE FOLLOW THE INSTRUCTIONS CAREFULLY.

     THE BOARD OF DIRECTORS RECOMMENDS YOU VOTE IN FAVOR OF ALL DIRECTOR NOMINEES, IN FAVOR OF AMENDING THE ARTICLES OF INCORPORATION, IN FAVOR OF BOTH STOCK OPTION PLANS, AND IN FAVOR OF RATIFYING THE SELECTION OF INDEPENDENT AUDITORS.

     If you wish to vote on all matters as the Board of Directors recommends, please sign and date this card on the reverse side, and return this card in the envelope. If you wish to vote on items individually, please also mark the appropriate boxes below.

  1.  Election of Directors:

      Instruction: If you want the proxies to vote for all the nominees, check the FOR box. If you want the proxies to abstain from voting for all nominees, check the ABSTAIN box.

      IF YOU WANT TO VOTE FOR SOME OF THE NOMINEES BUT WITHHOLD AUTHORITY FROM THE PROXIES TO VOTE FOR OTHERS (ABSTAIN FROM VOTING), CHECK THE FOR BOX AS TO THOSE YOU WANT TO VOTE IN FAVOR, AND DRAW A LINE THROUGH THE NAME OF THE NOMINEE FOR DIRECTOR YOU WANT TO WITHHOLD AUTHORITY FROM VOTING.

      o  FOR the nominees listed below            o  ABSTAIN

      Anthony F. Ciali     Ronald D. Sloan     Barry E. Amies
             James Dacyszyn       John Brian Wolfe

  2. Approve amending the articles of incorporation to increase authorized common stock to 100,000,000 shares.

      o  FOR                o  AGAINST

  3. Approve the Can-Cal 2003 Qualified Incentive Stock Option Plan for officers and other employees.

      o  FOR                o  AGAINST

  4. Approve the Can-Cal 2003 Non-Qualified Stock Option Plan for Senior Officers, Non-Executive Directors and Consultants.

      o  FOR                o  AGAINST

  5. Ratify the appointment of L. L. Bradford & Company, LLC as independent auditors for the current fiscal year.

      o  FOR                o  AGAINST

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the Meeting.

     PROXY                      CAN-CAL RESOURCES LTD.

     Sign your name exactly as it appears on the mailing label below. It is important to return this Proxy properly signed in order to exercise your right to vote, if you do not attend in person. When signing as an attorney, executor, administrator, trustee, guardian, corporate officer, etc., indicate your full title as such.

Sign on this line - joint holders may sign here also: __________________________


_______________________, 2003.         ____________________
        (Date)                          (Number of Shares)

NOTE: Please sign, date, and place this Proxy in the enclosed self-addressed, postage prepaid envelope and deposit it in the mail as soon as possible.

PLEASE CHECK IF YOU ARE PLANNING TO ATTEND THE MEETING.    O

IF THE ADDRESS ON THE MAILING LABEL IS NOT CORRECT, PLEASE GIVE US THE CORRECT
ADDRESS:

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